Exhibit 2.1

Asset Purchase Agreement

By and Among

ConnectM Technology Solutions, Inc.;

Amperics Inc.

and

Amperics Holdings LLC

i

ii

Section 10.14	Commercially Reasonable Efforts	35
Section 10.15	Successors and Assigns	35
Section 10.16	Counterparts	36

Exhibits

Exhibit A	Assets

Exhibit B	Bill of Sale and Assignment and Assumption Agreement

iii

Asset Purchase Agreement

This Asset Purchase Agreement (this “Agreement”) is dated as of 3rd November, 2025 (the “Effective Date”), and is entered into by and among (a) ConnectM Technology Solutions, Inc., a Delaware corporation (“ConnectM”); (b) Amperics Inc., a Delaware corporation (“Parent”); and (c) Amperics Holdings LLC, a California limited liability company and a wholly owned subsidiary of Parent (the “Seller”). Each of Parent and Seller may be referred to herein collectively as the “Seller Parties” and each individually as a “Seller Party”. ConnectM, Parent and Seller may be referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS, Parent and Seller are involved in the business of nanotechnology-based energy storage solutions (the “Business”);

WHEREAS, ConnectM desires to acquire from Seller certain assets of Seller, and to assume certain liabilities of Seller, in each case related to the Business, as further set forth herein, in exchange for the issuance to Seller of certain shares of common stock, par value $0.0001 per share, of ConnectM (the “Common Stock”);

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I. Definitions and Interpretation

Section 1.01     Definitions. In addition to the other terms defined herein, the following terms shall have the following meanings:

(a)	“Acquisition Inquiry” means an inquiry, indication of interest or request for nonpublic information that could reasonably be expected to lead to an Acquisition Proposal.

(b)	“Acquisition Transaction” means any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) concerning any (i) merger, consolidation, business combination, share exchange, joint venture or similar transaction involving any Seller Party pursuant to which such Person or “group” would own 5% or more of the consolidated assets, revenues or net income of any Seller Party, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of any Seller Party representing 5% or more of the consolidated assets, revenues or net income of any Seller Party, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of any Equity Securities of any Seller Party, (iv) transaction or series of transactions in which any Person or “group” would acquire beneficial ownership or the right to acquire beneficial ownership of any Equity Securities of any Seller Party, including without limitation any of Transferred Shares, (v) action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction, or (vi) any combination of any of the foregoing.

1

(c)	“Action” means any action, suit, arbitration, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

(d)	“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

(e)	“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the State of Delaware.

(f)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(g)	“Confidential Information” means any data or information of either Seller, Party, as it relates to the Business (including trade secrets), that is valuable to the operation of the Business and not generally known to the public or competitors.

(h)	“ConnectM Fundamental Representations” means the representations and warranties of ConnectM as set forth in Section 5.01 and Section 5.02.

(i)	“Contracts” means any written agreement, arrangement or legally enforceable commitment (including any purchase orders, statements of work, or other similar documents) to which the Seller is a party or is bound as of the Closing Date that is related to the Business.

(j)	“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(k)	“Customer” means each customer from which Seller has received in the aggregate more than $10,000 during the 12-month period ended December 31, 2024.

(l)	“DGCL” means the Delaware General Corporation Law, as in place from time to time.

(m)	“Employee Benefit Plan” means with respect to any Person (i) each plan, fund, program, agreement, arrangement or scheme that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions, or to which such Person has or may have any liability (fixed, contingent or otherwise), providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, managers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them, including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity-based compensation plan, or “welfare plan” (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (ii) each “pension plan” (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (iii) each severance, retention or change in control plan or agreement, each plan or agreement providing health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, or legal benefit, and (iv) each other employee benefit plan, fund, program, agreement, arrangement or scheme, whether funded or unfunded, or whether written or oral.

2

(n)	“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement, change of control agreement, non-compete agreement or any other agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor for which the Seller has any obligation.

(o)	“Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(p)	“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Seller would be deemed a “single employer” under Section 4001 of ERISA or Section 414 of the Code.

(q)	“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(r)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(s)	“GAAP” means generally accepted accounting principles in the United States, consistently applied.

(t)	“Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, or any arbitrator, court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

(u)	“Indebtedness” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (a) for borrowed money; (b) evidenced by notes, bonds, debentures, factoring, hedging or swap arrangements or similar contracts or instruments; (c) for the deferred purchase price of assets, property, goods or services (other than trade payables, or accruals incurred in the Ordinary Course), including earn-out payments, and with respect to any conditional sale, title retention, consignment or similar arrangements; (d) under capital leases or leases that are or will be required to be capitalized in accordance with GAAP; (e) for any unpaid severance owed to former employees or any deferred compensation payments (including the employer portion of any employment or payroll taxes related thereto); (f) any accrued but unpaid Tax liability; (g) for deferred revenue; (h) for any customer deposits or credits; (i) by which such Person assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon or payable and not contingent; (j) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned by such Person in the Ordinary Course; (k) for amounts payable with respect to accrued or unaccrued warranty claims; (l) for any accrued unpaid bonuses; and (m) in the nature of guarantees of the obligations described in clauses (a) through (l) above of any other Person.

3

(v)	“Intellectual Property” means any or all of the following and all intellectual property and proprietary rights, registered or unregistered, arising out of or associated therewith: (i) all United States of America, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (iii) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world, including the goodwill connected with the use of and symbolized by the foregoing; (v) all internet uniform resource locators, domain names, social media profiles and identifiers, web addresses and websites, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor throughout the world; (vi) all computer software, databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

(w)	“Knowledge of the Seller” means the knowledge of any director or executive officer of any Seller Party, after reasonable inquiry and the exercise of reasonable diligence with respect to the matters at hand.

(x)	“Laws” mean all statutes, laws, rules, codes, regulations, rulings, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

(y)	“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

(z)	“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the affected Party, or (b) the ability of the affected Party to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the affected Party operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the affected Party compared to other participants in the industries in which the affected Party conducts its business.

4

(aa)	“Non-Assignable Contracts” means a contract included in the Assumed Contracts that requires third party consents for assignment that has not been obtained by the Seller as of the Closing.

(bb)	“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Entity.

(cc)	“Ordinary Course” means the ordinary course of business consistent with past practice of the Seller Parties with respect to the Business.

(dd)	“Organizational Documents” means, with respect to any Person, its certificate of incorporation or articles of incorporation, bylaws, memorandum and articles of association, operating agreement or similar organizational documents, in each case, as amended.

(ee)	“Permitted Liens” means (i) Liens for Taxes not yet due and payable, (ii) statutory Liens of landlords, and (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet delinquent.

(ff)	“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

(gg)	“Products” means any and all products developed, provided, marketed, or sold by the Seller in connection with the Business.

(hh)	“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(ii)	“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

(jj)	“SEC” means the United States Securities and Exchange Commission.

(kk)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(ll)	“Seller Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Seller or Parent or to which the Seller or Parent makes or has made, or have or have had an obligation to make, contributions at any time with respect to any employee or other personnel of Seller or Parent.

5

(mm)	“Seller Fundamental Representations” means the representations and warranties as set forth in Section 4.01, Section 4.02 and Section 4.04.

(nn)	“Seller Intellectual Property” means all Intellectual Property owned by or purportedly owned by or licensed to the Seller.

(oo)	“Seller Material Adverse Effect” means a Material Adverse Effect on Seller, or Parent, or a Material Adverse Effect on any of the Assets or on Assumed Liabilities.

(pp)	“Seller Transaction Expenses” means (i) the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred by any Seller Party in connection with the Transactions and the planning, negotiation and documentation thereof; (ii) the aggregate amount payable (including “success fees” or bonuses, severance payments, and any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income Taxes) by the Seller (A) to any third party as a result of the transactions contemplated by this Agreement or (B) to or for the benefit of current or former officers, directors or employees of the Seller, including (I) accrued and unpaid bonuses, (II) amounts payable (whether prior to, on or following the Closing Date) pursuant to any applicable agreement (whether written or oral) or other governing document or policy as a result of the transactions contemplated by this Agreement, and (III) employer-side payroll taxes; and (v) any transfer, sales, use, stamp, registration or other similar Taxes or recording fees payable as a result of the Transactions payable by the Seller Parties hereunder, in each case to the extent not paid prior to the Closing Date.

(qq)	“Services” means any and all services performed, provided, offered or marketed by the Seller in connection with the Business.

(rr)	“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all Application Program Interfaces, technical specifications, design requirements, user guides, operation manuals, comments and any procedural code.

(ss)	“Supplier” means each supplier that Seller has paid in the aggregate more than $10,000 during the 12-month period ended December 31, 2024.

(tt)	“Tax Authority” or “Tax Authorities” means the IRS and any Governmental Entity having jurisdiction over Taxes.

(uu)	“Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, unclaimed property, escheat, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity.

6

(vv)	“Transactions” means the transactions as contemplated by the Transaction Documents.

(ww)	“Transaction Documents” means this Agreement, the Bill of Sale, and any other agreement entered into by and between the Parties hereunder or with respect to the Transactions and the consummation thereof.

(xx)	“United States” means the United States of America.

Section 1.02     Interpretation. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any Contract or agreement (including this Agreement) mean such Contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

ARTICLE II. The Transactions.

Section 2.01     Purchase and Sale. Subject to the terms and conditions of this Agreement, on the Closing Date and as of the Closing Date, the Seller will grant, sell, assign, transfer, convey and deliver to ConnectM, and ConnectM will purchase and acquire from the Seller, free and clear of all Liens, other than Permitted Liens, all of the Seller’s right, title and interest in and to the Business and the Assets, and ConnectM will assume the Assumed Liabilities.

Section 2.02     Assets. The “Assets” means the following assets, properties and rights of the Seller, as further identified on Exhibit A attached hereto with respect to certain categories below, and other than the Excluded Assets:

(a)	all rights under the Contracts set forth on Exhibit A (the “Assumed Contracts”);

(b)	the Seller Intellectual Property as set forth on Exhibit A (the “Assigned Intellectual Property”);

7

(c)	copies of all information, files, correspondence, records, data, plans, reports, contracts, recorded knowledge, including customer, supplier, member, price and mailing lists, and all accounting or other books and records of the Seller in whatever media retained or stored, including computer programs and disks relating to the Business (collectively, “Purchased Records”); and

(d)	the goodwill of the Business.

Section 2.03     Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Assets will not include the following assets properties and rights of the Seller or Parent (collectively, the “Excluded Assets”): (a) cash, cash equivalents and marketable securities; (b) Organizational Documents or minute and equity record books of any Seller Party; (c) income tax returns and reports of any Seller Party; (d) corporate seals, checkbooks and cancelled checks of any Seller Party; (e) all rights, claims and causes of action relating to any Excluded Asset or Excluded Liability; (f) all equity interests of any Seller Party and any of their respective Affiliates; (g) all refunds of any Tax that is an Excluded Liability; (h) all written communications, including emails, relating to the Excluded Assets, Excluded Liabilities and negotiations related to the Transactions; (i) all Seller Benefit Plans and all Employment Agreements held by the Seller or Parent; (j) all rights of the Seller Parties under this Agreement, and all other Transaction Documents; (k) all insurance policies of the Seller Parties and all rights, claims or causes of action of the Seller and/or Parent arising under such insurance policies; and (l) all rights of the Seller and/or Parent under contracts or agreements that are not Assumed Contracts.

Section 2.04     Liabilities.

(a)	Assumed Liabilities. On the terms and subject to the conditions of the Agreement, as of the Closing Date, ConnectM will assume only the Assumed Liabilities, to the extent not satisfied or extinguished as of the Closing Date. The “Assumed Liabilities” means, subject to Section 2.04(b), only (i) the obligations of the Seller under the Assumed Contracts to the extent arising and accruing from and after the Closing Date and not relating to a breach or default by the Seller or Parent or a failure to perform timely, in each case, prior to the Closing Date; and (ii) the obligations of the Seller with respect to the Assigned Intellectual Property to the extent arising and accruing from and after the Closing Date.

(b)	Excluded Liabilities. Except for the Assumed Liabilities, it is expressly understood and agreed that ConnectM will not assume, and will not be liable for, any liabilities or obligations of either Seller Party or the Business as set forth below in the definition of “Excluded Liabilities”, and, as between Purchase on the one hand, and the Seller Parties, on the other hand, the Seller Parties will retain responsibility for all Excluded Liabilities. For purposes herein, “Excluded Liabilities” means (i) any and all liabilities and obligations arising from or relating to the Business or the Assets prior to the Closing Date; (ii) the obligations of the Seller Parties under the Assumed Contracts to the extent arising and accruing prior to the Closing Date and relating to a breach or default by any Seller Party or a failure to perform timely, in each case, prior to the Closing Date; (iii) the obligations of the Seller Parties with respect to the Assigned Intellectual Property to the extent arising and accruing prior to the Closing Date; (iv) any and all liabilities and obligations for Taxes, including relating to (A) any liability or obligation for the unpaid Taxes of either Seller Party with respect to any period, or (B) any Taxes arising out of or relating to events which have occurred, or Services or Products, or the operation of either Seller Party or the Business or the ownership of the Assets prior to the Closing Date; (v) any Indebtedness of either Seller Party; (vi) any and all liabilities or obligations pertaining to an Excluded Asset; (vii) any and all liabilities or obligations arising under or relating to any former operations of either Seller Party or predecessor entities thereof that have been discontinued or disposed of prior to the Closing Date; (viii) any and all liabilities or obligations arising under or relating to any Seller Benefit Plan, (B) any Employee Benefit Plan pursuant to any applicable Law that imposes liability on a “controlled group” or similar basis (within the meaning of Section 4001 or ERISA or Section 414 of the Code), as a result of either Seller Party, or any of their Affiliates, being an ERISA Affiliate prior to the Closing Date with respect to any other Person, or (C) any Employment Agreements held by either Seller Party; (ix) any and all liabilities or obligations for accrued vacation and other paid personal leave time arising and accruing prior to the Closing Date; (x) any and all liabilities or obligations arising out of or relating to (A) claims made in pending or future suits, actions, investigations, or other legal, governmental or administrative proceedings or (B) claims based on violations of Law, breach of contract, employment practices, or environmental, health and safety matters, or any other actual or alleged failure of either Seller Party to perform any obligation, in each case arising out of, or relating to, (I) events that have occurred, (II) Services or Products or (III) the operation of either Seller Party or the Business, in each case, prior to the Closing Date; (xii) any Seller Transaction Expenses; (xii) any and all liabilities or obligations relating to any non-compliance by either Seller Party with any bulk-sales laws; and (xii) any and all liabilities or obligations arising out of claims, actions, litigation, or proceedings arising out of or relating to any of the foregoing, and all costs and expenses in connection therewith.

8

Section 2.05     Consideration.

(a)	The consideration for the acquisition of the Assets and the assumption of the Assumed Liabilities shall be the issuance to Seller of, subject to the provisions of Section 2.05(b), 2,700,000 shares of Common Stock (the “Payment Shares”).

(b)	The number of Payment Shares to be issued to Seller at the Closing as set forth in Section 2.05(a) shall be equitably adjusted for any forward stock split or reverse stock split of the Common Stock occurring following the Effective Date and prior to the Closing. By way of example and not limitation in the event that following the Effective Date and prior to the Closing, ConnectM undertakes a 2-for-1 forward split of the Common Stock, wherein each share of Common Stock is split into two shares of Common Stock, the number of Payment Shares as set forth in Section 2.05(a) shall be increased by 100%, and in the event that following the Effective Date and prior to the Closing ConnectM undertakes a 1-for-2 reverse split of the Common Stock, wherein each two shares of Common Stock are combined into one share of Common Stock, the number of Payment Shares as set forth in Section 2.05(a) shall be reduced by 50%. The adjustments as set forth in this Section 2.05(a) shall be undertaken each time that a transaction as set forth in this Section 2.05(a) is consummated following the Effective Date and prior to the Closing.

Section 2.06     Closing. The closing of the Transactions (the “Closing”) will occur on the second Business Day following the satisfaction, or waiver by the Party for whom such condition to Closing exists, of the conditions to the Closing as set forth in Article III, or such other date as may be agreed to by the Parties, each in their sole discretion (the “Closing Date”).

9

Section 2.07     Required Vote. As promptly as practicable after the Effective Date, Seller and Parent shall prepare such documents as required to obtain the approval and adoption of this Agreement, the Transaction Documents and the Transactions by the Parent as the sole member of the Seller, and by the stockholders of Parent in accordance with Parent’s Organizational Documents and applicable Law (collectively, the “Required Approvals”).

Section 2.08     Closing Deliverables.

(a)	At the Closing, ConnectM shall:

(i)	Record the Seller in the books and records of ConnectM as the beneficial owner of the Payment Shares (which Payment Shares shall be recorded in book entry form and shall not be certificated);

(ii)	Deliver to Seller a copy of the Bill of Sale and Assignment and Assumption Agreement, in the form as attached hereto as Exhibit B (the “Bill of Sale”) duly executed by an authorized officer of ConnectM;

(iii)	Deliver to the Seller Parties a certificate of a duly authorized officer of ConnectM dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller Parties (A) certifying the name, title and true signature of each officer of each ConnectM executing or authorized to execute any Transaction Documents, and such other documents, instruments and certifications required or contemplated hereby or thereby, (B) attaching a certificate of good standing and legal existence of ConnectM issued by the Secretary of State of the State of Delaware and dated as of a date no earlier than three Business Days prior to the Closing Date; and (C) certifying that the matters set forth in Section 3.02(a) and Section 3.02(b) are true and correct; and

(iv)	Deliver to the Seller Parties such other documents as the Seller Parties may reasonably request for the purpose of evidencing the accuracy of ConnectM’s representations and warranties; evidencing the performance by ConnectM of, or the compliance by ConnectM with, any covenant or obligation required to be performed or complied with by ConnectM; or otherwise facilitating the consummation or performance of any of the Transactions.

(b)	At the Closing, the Seller Parties shall deliver to ConnectM:

(i)	A copy of the Bill of Sale, duly executed by an authorized officer of the Seller, and such other deeds of conveyance, assurances, transfers, assignments instruments as may be reasonably required by ConnectM to complete the Transactions;

(ii)	a non-foreign affidavit duly executed by the Seller sufficient to satisfy the requirements for establishing an exemption from withholding under Section 1445 of the Code, and any other similar federal, state or local taxation requirements, to the extent applicable;

10

(iii)	a certificate of a duly authorized officer of each Seller Party dated as of the Closing Date, in form and substance satisfactory to ConnectM (A) certifying the name, title and true signature of each officer of each Seller Party executing or authorized to execute any Transaction Document, and such other documents, instruments and certifications required or contemplated hereby or thereby, (B) attaching and a certificate of good standing and legal existence of each Seller Party issued by the applicable Governmental Authority, and each and dated as of a date no earlier than three Business Days prior to the Closing Date; (C) certifying that the matters set forth in Section 3.03(a), Section 3.03(b) and Section 3.03(c) are true and correct; and (D) providing reasonable evidence of receipt of the Required Approvals; and

(iv)	such other documents as ConnectM may reasonably request for the purpose of evidencing the accuracy of the Seller Parties’ representations and warranties; evidencing the performance by the Seller Parties of, or the compliance by the Seller Parties with, any covenant or obligation required to be performed or complied with by any of the Seller Parties; or otherwise facilitating the consummation or performance of any of the Transactions.

(c)	At and following the Closing, each of the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence Transactions.

ARTICLE III. Conditions to the Closing

Section 3.01     Condition to the Obligations of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction of all the following conditions on or before the Outside Closing Date (as defined below):

(a)	No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have imposed any terms or conditions on the transactions contemplated herein which would reasonably be expected to materially impact the operations of the Parties following the Closing.

(b)	There shall not be any Action brought by a third party that is not an Affiliate of the Parties to enjoin or otherwise restrict the consummation of the Closing.

(c)	The Required Approvals shall have been received.

(d)	All consents required to be obtained from or made with any Governmental Entity in order to consummate the Transactions shall have been obtained or made.

11

Section 3.02     Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the Closing is subject to the satisfaction, or the waiver at each such Party’s sole and absolute discretion, of all the following further conditions:

(a)	ConnectM shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date (as defined below) in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b)	All of the representations and warranties of ConnectM contained in Article V which are not qualified by materiality shall be true and correct in all material respects on and as of the Effective Date and on and as of the Closing Date as if made on the Closing Date, and those representations and warranties of ConnectM contained in Article V which are qualified by materiality, and the ConnectM Fundamental Representations, shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties other than the ConnectM Fundamental Representations that address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects, or in all respects, as applicable, and (ii) other than with respect to the ConnectM Fundamental Representations, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on ConnectM.

(c)	The Seller Parties shall not have terminated this Agreement pursuant to the provisions of Section 8.01.

Section 3.03     Conditions to Obligations of ConnectM. The obligations of ConnectM to consummate the Closing is subject to the satisfaction, or the waiver at ConnectM’s sole discretion, of all of the following further conditions:

(a)	Each of the Seller Parties shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b)	All of the representations and warranties of each of the Seller Parties contained in Article IV which are not qualified by materiality or Seller Material Adverse Effect shall be true and correct in all material respects on and as of the Effective Date and on and as of the Closing Date as if made on the Closing Date, those representations and warranties of the Seller Parties contained in Article IV which are qualified by materiality or Seller Material Adverse Effect, and the Seller Fundamental Representations, shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties other than the Seller Fundamental Representations that address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects, or in all respects, as applicable, and (ii) other than with respect to the Seller Fundamental Representations, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Seller Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect.

12

(c)	No Seller Material Adverse Effect shall have occurred between the Effective Date and the Closing Date.

(d)	If determined to be required by the Board of Directors of ConnectM in its sole discretion, the consent of the stockholders of ConnectM for this Agreement and the consummation of the Transactions shall have been obtained and shall be remaining in full force and effect.

ARTICLE IV. Representations and Warranties of the Seller Parties

In order to induce ConnectM to enter into this Agreement and consummate the Transactions, the Seller Parties, jointly and severally, and except as set forth in the Seller Disclosure Schedules as delivered by the Seller Parties to ConnectM on the Effective Date (the “Disclosure Schedules”), represent and warrant to ConnectM as follows:

Section 4.01     Organization and Power.

(a)	The Seller is a limited liability company, validly existing and in good standing under the laws of the State of California. The Seller has all necessary power and authority to own, lease and operate its properties and conduct the Business as it is presently being conducted, to execute and deliver this Agreement and the other Transaction Documents to which the Seller is or will be a party and to consummate the Transactions and to perform each of its obligations under the Transaction Documents. The Seller has heretofore made available to ConnectM correct and complete copies of its Organizational Documents as currently in effect. Section 4.01(a) of the Disclosure Schedules sets forth each jurisdiction where the Seller is qualified or registered as a foreign company to transact business. The Seller is duly qualified or registered as a foreign company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not reasonably be expected to be material to the Business.

(b)	The Parent is a corporation validly existing and in good standing under the laws of the State of Delaware. The Parent has all necessary power and authority to own, lease and operate its properties and conduct its business as it is presently being conducted, to execute and deliver this Agreement and the other Transaction Documents to which the Parent is or will be a party and to consummate the Transactions and to perform each of its obligations under the Transaction Documents. The Parent is duly qualified or registered as a foreign company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not reasonably be expected to be material to the operations of the Parent. Parent is the sole member of the Seller.

Section 4.02     Due Authorization; Enforceability. The execution and delivery of this Agreement and each of the Transaction Documents by each of the Seller Parties and the performance by t each of the Seller Parties of the obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly authorized by all necessary action of each Seller Party, subject to receipt of the Required Approvals. This Agreement and each of the Transaction Documents to which either Seller Party is a party constitutes, or will constitute, when executed and delivered, a valid and binding agreement of the such Seller Party, enforceable against such Seller Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting the enforcement of creditors’ rights and remedies generally and the availability of specific performance or other equitable remedies.

13

Section 4.03     No Conflict; Consents. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (a) conflict with or result in any breach of any provision of the organizational documents of either Seller Party, (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, (c) violate or conflict with, constitute a breach of or result in a default under, or give rise to any right of termination, cancellation, acceleration or loss of benefit under, any of the terms, conditions or provisions of any Assumed Contract or (d) violate in any respect any Law, order, injunction or decree applicable to either Seller Party or any Assets.

Section 4.04     Accredited Investor.

(a)	Seller is acquiring the Payment Shares at the Closing for investment for Seller’s own account and not as a nominee or agent.

(b)	Seller represents and warrants that Seller (i) can bear the economic risk of Seller’s investment in the Payment Shares, and (ii) possesses such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of the investment in ConnectM and Payment Shares.

(c)	Seller represents that it is an “accredited investor” (an “Accredited Investor”) as that term is defined in Rule 501 of Regulation D (“Regulation D”) promulgated by the SEC under Section 4(a)(2) of the Securities Act, and that Seller understands and acknowledges that ConnectM is relying upon such representation to qualify for the exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D, and that any certificate representing the Payment Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities Laws:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (TOGETHER WITH THE RULES AND REGULATIONS THEREUNDER, THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.”

14

(d)	Seller acknowledges that neither the SEC nor the securities regulatory body of any other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(e)	Seller acknowledges that it has carefully reviewed such information as Seller has deemed necessary to evaluate an investment in ConnectM and the Payment Shares. Seller acknowledges that Seller has been furnished all materials that it has requested relating to ConnectM and the issuance of the Payment Shares hereunder, and that Seller has been afforded the opportunity to ask questions of ConnectM’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to Seller.

(f)	Seller understands that the Payment Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Payment Shares or any available exemption from registration under the Securities Act, the Payment Shares may have to be held indefinitely. Seller understands that (i) the sale or re-sale of the Payment Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Payment Shares may not be transferred unless (a) the Payment Shares are sold pursuant to an effective registration statement under the Securities Act, (b) Seller shall have delivered to ConnectM, at the cost of Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Payment Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by ConnectM, (c) the Payment Shares are sold or transferred to an Affiliate of Seller who agree to sell or otherwise transfer the Payment Shares only in accordance with this Section 4.04 and who is an Accredited Investor, (d) the Payment Shares are sold pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”)), or (e) the Payment Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and Seller shall have delivered to ConnectM, at the cost of Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by ConnectM; and (ii) any sale of such Payment Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Payment Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder.

(g)	Seller agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of Seller under this Section 4.04 shall survive the Closing for the period set forth in Section 9.01.

Section 4.05     Compliance with Laws.

(a)	The Seller is (and has been at all times during the past five (5) years) in compliance with all applicable Laws in all material respects. The Seller has not been charged with and has not received any notice of being in violation of, or is not, to the Knowledge of the Seller, under any investigation with respect to, any applicable Law, agency agreement, penalty or fine entered by any Governmental Entity relating to the operations of the Business or to any of the Assets.

15

(b)	The Seller is not currently a party or subject to any Contract with any Governmental Entity. The Seller is not debarred or suspended from doing business with any Governmental Entity.

(c)	No Product or Service provided by the Seller has been, directly or indirectly, sold to or performed on behalf of any Person in the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria, Kherson and Zaporizhzhia or any covered region of Ukraine identified pursuant to Executive Order 14065 or any other country against which the United States maintains economic sanctions or an arms embargo.

(d)	The Seller is in compliance, and has complied, with applicable anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act and similar Laws of those countries in which the Seller conducts business in all material respects, and, to the Knowledge of the Seller, there are no unresolved investigations or claims concerning any liability of the Seller with respect to such Laws. The Seller is in compliance, and has complied, with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001, as amended, and other applicable foreign Laws relating to anti-money laundering and similar matters in all material respects.

(e)	The Seller is (and has been at all times during the past five (5) years) in compliance with all economic sanctions and anti-boycott Laws in all material respects, including the Laws and regulations administered by the U.S. Customs and Border Protection and U.S. Customs and Immigration Service, the Arms Export Control Act and the International Traffic in Arms Regulations, the Export Control Reform Act and the Export Administration Regulations, the Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and Section 999 of the Internal Revenue Code.

Section 4.06     Business; Title to and Sufficiency of the Assets.

(a)	The Seller has, and is transferring to ConnectM good, valid and marketable title to the Assets, free and clear of all Liens (other than Permitted Liens) as of the Closing. There are no outstanding rights, options, agreements or commitments giving any Person any right to require the Seller to sell, lease or otherwise dispose of any of the Assets.

(b)	The Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary and sufficient to operate the Business in the manner presently operated by the Seller, and (ii) include all of the operating assets of the Business. No part of the Business is operated through any entity other than the Seller. The Assets are adequate for the purposes for which such assets are currently used or are held for use, conform in all material respects to all Laws applicable thereto, and with respect to the tangible Assets, are in good repair and operating condition (subject to normal wear and tear). There are no facts or conditions affecting the Assets which could, individually or in the aggregate, interfere with the use or operation thereof as currently used or operated, or their adequacy for such use.

16

(c)	No Person other than the Seller owns any equipment or other tangible personal property or assets situated on the premises of the Business, except for the leased items that are subject to personal property leases that are included in the Assets.

Section 4.07     Litigation. There are no (and in the past five (5) years there has not been any) claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Seller, threatened before any Governmental Entity, brought by or against the Seller or any of its officers, directors, employees, agents or Affiliates involving, affecting or relating to the Assets, the Business, or the Transactions, nor, to Knowledge of the Seller, does there exist any fact which might reasonably be expected to give rise to any such suit, proceeding, dispute or investigation. None of the items set forth in Section 4.07 of the Disclosure Schedules, if any, finally determined adversely, is reasonably likely, individually or in the aggregate, to have a material effect upon the Business. Neither the Seller nor any of the Assets are subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator.

Section 4.08     Contracts

(a)	Correct and complete copies of all Assumed Contracts have been made available to ConnectM by the Seller.

(b)	All of the Assumed Contracts are in full force and effect and are legal, valid, binding and enforceable against the parties thereto in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting the enforcement of creditors’ rights and remedies generally and the availability of specific performance or other equitable remedies. No breach, default or event of breach or default by the Seller, or, to the Knowledge of the Seller, any other party thereto, exists under any of the Assumed Contracts and, to the Knowledge of the Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default under an Assumed Contract on the part of the Seller, nor, to the Knowledge of the Seller, on the part of the other party thereto. The Seller is not participating in any discussions or negotiations regarding modification of or amendment to any Assumed Contract.

Section 4.09     Intellectual Property.

(a)	(i) The Seller owns and possesses all right, title and interest in the Assigned Intellectual Property, free and clear of all Liens (other than Permitted Liens); (ii) there are no judgments, consents, settlements, decrees, orders, injunctions, or rulings impairing the validity, use, ownership, or enforceability of any of the Assigned Intellectual Property, or finding any of the Assigned Intellectual Property to be invalid or unenforceable; (iii) there are no proceedings pending or, to the Knowledge of the Seller, threatened, that challenge or impair the validity, use, ownership, or enforceability of the Assigned Intellectual Property; and (iv) the maintenance fees necessary to maintain the Assigned Intellectual Property through the Effective Date have been paid, and through the Closing Date will have been paid.

(b)	(i) Neither the use of the Assigned Intellectual Property as currently used by the Seller infringes, misappropriates or violates the rights of any Person in any Assigned Intellectual Property, (ii) the Seller has not received any written notice in the past five (5) years alleging any of the same, and (iii) to the Knowledge of the Seller no actions or claims are threatened against the Seller alleging any of the same.

17

(c)	(i) There are no claims, proceedings, actions, suits, hearings, arbitrations, to the Knowledge of the Seller, investigations, charges, complaints, demands or similar actions currently pending or, to the Knowledge of the Seller, threatened, or that have been brought in the past five (5) years, by the Seller against any Person alleging infringement, misappropriation, or violation of any Assigned Intellectual Property; and (ii) to the Knowledge of the Seller, no Person is currently infringing upon, misappropriating, or otherwise violating any of the Assigned Intellectual Property.

(d)	The Assigned Intellectual Property includes all of the Intellectual Property used in the conduct of the Business, and there are no other items of Intellectual Property that are material to the Business.

Section 4.10     Related Party Transactions. Other than as set forth herein, (a) no employee or Parent, (b) no Person with whom any such employee or Parent has any direct or indirect relation by blood, marriage or adoption or owns any beneficial interest, or (c) any Affiliate of any of the foregoing or any current or former Affiliate of the Seller has any interest in: (i) any contract, arrangement or understanding with, or relating to, the Seller, the Business, the Assets or the Assumed Liabilities, (ii) any loan, arrangement, understanding, agreement or contract for or relating to the Seller, the Business or the Assets or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Seller in the Business.

Section 4.11     Customer and Supplier Relations. Section 4.11 of the Disclosure Schedules contains a correct and complete list of the names and addresses of the Customers and Suppliers, and the amount of sales to each Customer or purchases from each such Supplier during the twelve (12) month period ended as of December 31, 2024. The Seller maintains good relations with each of its Customers and Suppliers and, to the Knowledge of the Seller, no event has occurred that could materially and adversely affect the Business’ relations with any Customer or Supplier. No Customer or Supplier has during the last twelve (12) months cancelled, terminated or, to the Knowledge of the Seller, made any threat to cancel or otherwise terminate any of its contracts with the Seller, to increase or decrease its usage or supply of the Business’ Services or Products, or to otherwise make any changes to the terms of its Contracts with the Seller that could be adverse to the Business. The Seller has no Knowledge to the effect that any current Customer or Supplier may terminate or materially alter its business relations with the Business, either as a result of the Transactions or otherwise.

Section 4.12     Warranties. The Seller does not make any express warranty or guaranty as to Products or Services (a “Warranty”), and there is no pending or, to the Knowledge of the Seller, threatened claim alleging any breach of any Warranty. The Seller has no exposure to, or liability under, any Warranty (a) beyond that which is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope of the Seller, or (b) that would be material to the Business.

Section 4.13     No Broker or Finder. No Seller Party has engaged, and shall not have any liability for, any investment banker, finder, broker or sales agent or any other Person in connection with the origin, negotiation, execution, delivery or performance of any Transaction Document to which it is a party, or the Transactions.

18

ARTICLE V. Representations and Warranties of ConnectM

In order to induce the Seller Parties to enter into this Agreement and consummate the Transactions, ConnectM represents and warrants to the Seller Parties as follows:

Section 5.01     Organization and Power of ConnectM. ConnectM is a corporation validly existing and in good standing under the laws of the State of Delaware. ConnectM has all necessary power and authority to own, lease and operate its properties and conduct its business as it is presently being conducted, to execute and deliver this Agreement and the other Transaction Documents to which ConnectM is or will be a party and to consummate the Transactions and to perform each of its obligations under the Transaction Documents. The Organizational Documents of ConnectM are including in the filings made by ConnectM with the SEC. ConnectM is duly qualified or registered as a foreign company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not reasonably be expected to be material to the operations of ConnectM.

Section 5.02     Due Authorization; Enforceability. The execution and delivery of this Agreement and each of the Transaction Documents by ConnectM and the performance by ConnectM of the obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly authorized by all necessary action of such ConnectM’s board of directors. This Agreement and each of the Transaction Documents to which ConnectM is a party constitutes, or will constitute, when executed and delivered, a valid and binding agreement of ConnectM, enforceable against ConnectM in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting the enforcement of creditors’ rights and remedies generally and the availability of specific performance or other equitable remedies, subject to the receipt of any approvals as referenced in Section 3.03(d), if determined to be required as set forth therein.

Section 5.03     No Conflict; Consents. The execution and delivery by ConnectM of the Transaction Documents to which ConnectM is a party and the consummation by ConnectM of the Transactions do not and will not: (a) violate or result in a breach of any of the terms or provisions of any instrument, document or agreement to which ConnectM is a party or by which ConnectM is bound; (b) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal or foreign court or governmental authority applicable to ConnectM; or (c) violate or conflict with any provision of the organizational or other governing documents of ConnectM, in each case, in a manner that would be reasonably likely to prohibit, restrict or delay the performance of the Transactions by ConnectM.

Section 5.04     No Broker or Finder. ConnectM has not engaged, and shall not have any liability for, any investment banker, finder, broker or sales agent or any other Person in connection with the origin, negotiation, execution, delivery or performance of any Transaction Document to which it is a party, or the Transactions.

19

ARTICLE VI. Registration Rights

Section 6.01     Piggyback Registration Rights.

(a)	Registration Rights. If at any time while Seller remains the holder of any of the Payment Shares, ConnectM proposes to file any registration statement under the Securities Act with respect to the Common Stock (a “Registration Statement”) for its own account or for shareholders of ConnectM for their account (or by ConnectM and by shareholders of ConnectM), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a dividend reinvestment plan or (iii) in connection with a merger or acquisition, then ConnectM shall (x) give written notice of such proposed filing to Seller as soon as practicable but in no event less than ten (10) days before the anticipated filing date of the Registration Statement, which notice shall describe the amount and type of securities to be included in such Registration Statement, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to Seller in such notice the opportunity to register the sale of such number of Payment Shares as Seller may request in writing within five (5) days following receipt of such notice (a “Piggyback Registration”). The Company shall cause such Payment Shares to be included in such registration and shall cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Payment Shares requested to be included in a Piggyback Registration on the same terms and conditions as any similar securities of ConnectM and to permit the sale or other disposition of such Payment Shares in accordance with the intended method(s) of distribution thereof. If Seller proposes to distribute its Payment Shares through a Piggyback Registration that involves an underwriter or underwriters, then it shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggyback Registration.

(b)	Limitations. If a Piggyback Registration is initiated as a primary underwritten offering on behalf of ConnectM and the managing underwriter advises ConnectM and Seller and the holders of any other shares of Common Stock which are also shares of Common Stock which are subject to registration rights under an agreement similar to this Article VI (if any holders of such shares of Common Stock have elected to include such shares of Common Stock in such Piggyback Registration) in writing that in its reasonable and good faith opinion the number of shares of Common Stock proposed to be included in such registration, including all Payment Shares and all other shares of Common Stock proposed to be included in such underwritten offering, exceeds the number of shares of Common Stock which can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such registration or takedown would adversely affect the price per share of the Common Stock to be sold in such offering, ConnectM shall include in such registration (i) first, the shares of Common Stock that ConnectM proposes to sell; and (ii) the shares of Common Stock requested to be included therein by Seller and the other holders of shares of Common Stock which are subject to registration rights under an agreement similar to this Article VI, allocated among Seller and such other holders pro rata based on the number of Payment Shares held by Seller and shares of Common Stock held by such other holders.

20

(c)	Withdrawal. Seller may elect to withdraw Seller’s request for inclusion of Payment Shares in any Piggyback Registration by giving written notice to ConnectM of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement.

Section 6.02     Notification. The Company shall notify Seller at any time when a prospectus relating to the Payment Shares is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. At the request of Seller, ConnectM shall also prepare, file and furnish to Seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to Seller, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. Seller shall not offer or sell any Payment Shares covered by the Registration Statement after receipt of such notification until the receipt of such supplement or amendment.

Section 6.03     Information. The Company may request that Seller furnish ConnectM such information with respect to Seller and Seller’s proposed distribution of the Payment Shares pursuant to the Registration Statement as ConnectM may from time to time reasonably request in writing or as shall be required by law or by the SEC or any securities market or securities exchange in connection therewith, and Seller shall furnish ConnectM with such information as a condition of the exercise of Seller’s rights pursuant to this Article VI.

Section 6.04     Fees and Expenses. All fees and expenses incident to the performance of or compliance with Section 6.01 by ConnectM shall be borne by ConnectM whether or not any Payment Shares are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of ConnectM’s counsel and independent registered public accountants) (A) with respect to filings made with the SEC, (B) with respect to filings required to be made with any trading market on which the Common Stock is then listed for trading, (C) in compliance with applicable state securities or Blue Sky laws reasonably agreed to by ConnectM in writing (including, without limitation, fees and disbursements of counsel for ConnectM in connection with Blue Sky qualifications or exemptions of the Payment Shares) and (D) with respect to any filing that may be required to be made by any broker through which Seller of Payment Shares intends to make sales of Payment Shares with the Financial Industry Regulatory Authority, (ii) printing expenses, (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for ConnectM, (v) Securities Act liability insurance, if ConnectM so desires such insurance, and (vi) fees and expenses of all other persons or entities retained by ConnectM in connection with the consummation of the transactions contemplated by this Agreement. In addition, ConnectM shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Payment Shares on any securities exchange as required hereunder. In no event shall ConnectM be responsible for any broker or similar commissions of Seller.

21

ARTICLE VII. Certain Covenants and Agreements

Section 7.01     Records. The Seller Parties and ConnectM hereby agree to preserve for a period of seven (7) years following the Closing, all records in their respective possession relating to any of the Assets, the Business or the Transactions. If any of the Parties hereto need access to such records in the possession of any other Party hereto for the preparation of federal and state tax returns, each such Party will allow representatives of each other Party access to such records for the purpose of obtaining information for use as aforesaid, and will permit such other Party to make extracts and copies thereof as may be reasonably necessary or convenient and, if required for such purpose, to have access to and possession of original documents. The Seller Parties hereby agree to preserve originals of all Purchased Records for a period of seven (7) years following the Closing. If ConnectM desires access to the Purchased Records, the Seller Parties will allow representatives of ConnectM access to such Purchased Records and will permit representatives of ConnectM to make extracts and copies thereof as may be reasonably necessary or convenient and, if required, to have access to and possession of original documents, in each case at the cost of ConnectM.

Section 7.02     Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify each of the other Parties of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(b)	any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(c)	any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

Section 7.03     Access to Information. Following the Effective Date, until consummation of the Transactions or the earlier termination of this Agreement, the Seller Parties shall give to ConnectM and its authorized representatives full and complete access to the books and records, Contracts, facilities and personnel of the Seller Parties as ConnectM and its authorized representatives may request so that ConnectM may complete its due diligence investigation of the Seller Parties and the Assets. The Seller Parties agree to provide ConnectM and its authorized representatives with access to any information in any of their possession or control that contains information generated by any Seller Party regarding any Seller Party relative to its financial, operational, and/or regulatory condition (present, past, or prospective). If ConnectM, in its sole discretion, at any time prior to the Closing determines that its due diligence review of the Assets is not satisfactory to ConnectM, then ConnectM may terminate this Agreement upon notice to the Seller Parties.

Section 7.04     Consents of Third Parties. Each of the Parties will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third-party consents, that the other Parties reasonably may request in connection with this Agreement. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters in this Agreement.

22

Section 7.05     Non-Assignable Contracts. The Seller will, during the remaining term of each Non-Assignable Contract, use commercially reasonable efforts to (a) obtain the consent of the applicable third party, (b) make the benefit of each such Non-Assignable Contracts available to ConnectM following the Closing, and (c) enforce following the Closing, at the request of ConnectM and at the expense and for the account of ConnectM, any right of the Seller arising from such Non-Assignable Contracts against the other party or parties thereto (including the right to elect or terminate any such Non-Assignable Contract in accordance with the terms thereof). The Seller Parties will not take any action or suffer any omission that would limit or restrict or terminate the benefits to ConnectM of any such Non-Assignable Contract. With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to ConnectM is obtained following the Closing, the Seller will transfer such Non-Assignable Contract to ConnectM by execution and delivery of an instrument of conveyance reasonably satisfactory to ConnectM and the Seller Parties within three (3) Business Days following receipt of such approval or consent.

Section 7.06     Misdirected Payments. If the Seller Parties or any of their Affiliates receives any payment related to the Business or any Asset after the Closing Date, the Seller agrees to promptly remit (or cause to be promptly remitted) such funds to ConnectM. If ConnectM or any Affiliate of ConnectM receives any payment related to any Excluded Asset after the Closing Date, ConnectM agrees to promptly remit (or cause to be promptly remitted) such funds to the Seller.

Section 7.07     No-Shop.

(a)	From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, no Seller Party shall, and each Seller Party shall cause the Representatives of each Seller Party not to, directly or indirectly:

(i)	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

(ii)	furnish any non-public information regarding any Seller Party to any Person who has made an Acquisition Proposal or an Acquisition Inquiry;

(iii)	engage in discussions or negotiations with any Person who has made any Acquisition Proposal or Acquisition Inquiry;

(iv)	approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry;

(v)	withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the Transactions; or

(vi)	enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Transaction.

23

(b)	From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, no Seller Party shall (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal related to any Seller Party, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize any Seller Party to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or Contract or other instrument in respect of or relating to an Acquisition Proposal.

(c)	Each Seller Party shall promptly, within 36 hours, advise ConnectM orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the Effective Date until the Closing or the termination of this Agreement in accordance with its terms. Each Seller Party shall keep ConnectM reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Proposal or Acquisition Inquiry (including whether such Acquisition Proposal or Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

(d)	Each Seller Party shall immediately cease and cause to be terminated any discussions existing as of the Effective Date with any Person that relate to any Acquisition Proposal or Acquisition Inquiry proposed on or prior to the Effective Date. Each Seller Party acknowledges and agree that any actions taken by or at the direction of a Representative of any Seller Party that, if taken by any Seller Party, would constitute a breach or violation of this Section 7.07 will be deemed to constitute a breach and violation of this Section 7.07 by such Seller Party.

Section 7.08     Affirmative Covenants. Between the Effective Date and the Closing Date or earlier termination of this Agreement in accordance with its terms, and except as otherwise contemplated by this Agreement or as ConnectM shall otherwise consent in writing in advance, each Seller Party shall, and shall cause each of their Representatives to:

(a)	conduct the business of each Seller Party only in the Ordinary Course of Business and will use commercially reasonable best efforts to maintain and preserve the assets of each Seller Party, preserve intact the current business organization of each Seller Party, and maintain the relations and goodwill with customers, creditors, employees, agents, and others having business relationships with each Seller Party;

(b)	furnish to ConnectM true, correct and complete copies of all records, documentation and other information in its possession as ConnectM may reasonably request concerning any Seller Part;

(c)	cause all Contracts to which any Seller Party is a party to be performed to the extent required to be performed as of the Closing Date in full;

(d)	cooperate with ConnectM with respect to all filings, permits or consents that ConnectM elects to make or obtain or is required by Law or other Persons to make or obtain in connection with the Transactions;

24

(e)	provide notice to ConnectM as promptly as reasonably practicable upon becoming aware of any event or occurrence capable of causing a material impact on the business of any Seller Party; and

(f)	use commercially reasonable efforts to cause the conditions precedent in Section 3.01(c) to be satisfied.

Section 7.09     Negative Covenants. Between the Effective Date and the Closing Date or earlier termination of this Agreement in accordance with its terms, and except as otherwise contemplated by this Agreement or as ConnectM shall otherwise consent in writing in advance, no Seller Party will, and each Seller Party will cause each of their Representatives not to, directly or indirectly:

(a)	dispose of any individual capital asset, and will not incur, create or assume any Lien on any individual capital asset, in each case with a value in excess of $5,000, and provided that such disposition will not materially impact the operation of the business of any Seller Party or result in a Seller Material Adverse Effect;

(b)	take any action which could be reasonably expected to prevent or materially delay the consummation of the Transactions;

(c)	enter into any new material line of business or commit to any material capital expenditure outside of the Ordinary Course of Business;

(d)	(1) issue, authorize or propose the issuance of any Equity Security of any Seller Party, (2) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (3) make any distribution of, or directly or indirectly repurchase, redeem or otherwise acquire, any Equity Security of any Seller Party;

(e)	amend any of Organizational Documents of any Seller Party;

(f)	make or announce any increase in salaries, bonuses or other compensation or fringe benefits payable or to become payable, or grant, announce, or increase any termination or severance, retention, change-of-control or similar payments, to any present or former employee, officer, director, agent or independent contractor of any Seller Party, or engage in any material reduction in force or promote any employee to or at or above the level of officer or senior management;

(g)	enter into any Contract that, if such Contract had been in effect on the Effective Date, would have been a material to the operations of any Seller Party, amend or terminate any contract that is material to the operations of any Seller Party or waive or cancel any material right thereunder, other than in the Ordinary Course of Business;

(h)	sell, lease or otherwise transfer, or create or incur any lien on the assets, securities, property, interests or businesses of any Seller Party other than in the Ordinary Course of Business;

25

(i)	create, incur, or assume any indebtedness or trade debt outside of the Ordinary Course of Business;

(j)	change any method of accounting or accounting practice or accounting policy used by any Seller Party, other than such changes required by GAAP or requirements of Law;

(k)	acquire any business or Person, by merger, consolidation or otherwise, in a single transaction or a series of related transactions; or

(l)	agree to take any of the foregoing actions, except as expressly contemplated by this Agreement and the other agreements expressly contemplated hereby.

Section 7.10     Effect of Knowledge on Indemnification. The right to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants and obligations set forth in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.

Section 7.11     Further Assurances. Following the Effective Date and following the Closing, or until the earlier termination of this Agreement in accordance with its terms, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

Section 7.12     Confidential Information. The Seller Parties will hold in confidence at all times after the Closing all Confidential Information, and will not disclose, publish or make use of Confidential Information at any time after the Closing without the prior written consent of ConnectM, except as may be required by applicable Laws.

ARTICLE VIII. Termination

Section 8.01     Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing as follows:

(a)	By the mutual agreement of the Parties, each in their sole discretion;

(b)	by the Seller Parties, acting jointly, or by ConnectM, if there shall be in effect a final non-appealable order, judgment, injunction or decree entered by or with any Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(c)	by ConnectM if there shall have been a breach in any material respect of any representation, warranty, covenant or agreement on the part of any Seller Party set forth in this Agreement and such breach has not been cured within ten (10) days after receipt of notice of such breach by the Seller Parties (a “Seller Party Default”);

26

(d)	by the Seller Parties, acting jointly, if there shall have been a breach in any material respect of any representation, warranty, covenant or agreement on the part of ConnectM set forth in this Agreement and such breach has not been cured within ten (10) days after receipt of notice of such breach by ConnectM (a “ConnectM Default”);

(e)	By any Party in the event that the Closing of the transactions contemplated hereunder has not occurred by December 19, 2025 (the “Outside Closing Date”), provided, however, the right to terminate this Agreement under this Section 8.01(e) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or

(f)	by written notice by ConnectM to the Seller Parties, if there shall have been a Seller Material Adverse Effect following the Effective Date which is uncured for at least twenty (20) Business Days after written notice of such Seller Material Adverse Effect is provided by ConnectM to the Seller Parties.

Section 8.02     Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than this Article VIII and Article X, which shall each survive and shall remain in full force and effect) shall become void and of no further force or effect with no liability on the part of any Party; provided, however, that any such termination shall not relieve any Party from liability for actual damages to the other Parties resulting from a material breach of this Agreement by such Party.

Section 8.03     Default by ConnectM. If ConnectM fails to perform any of its obligations under this Agreement, the Seller Parties shall be entitled to bring an action for specific performance, damages or a combination of specific performance and damages. No remedy conferred upon any Seller Party is intended to be exclusive of any other remedy provided for in this Agreement, and each remedy provided to the Seller Parties in this Agreement will be cumulative and in addition to every other remedy available to the Seller Parties under this Agreement. No single or partial exercise of any remedy will preclude any other or further exercise thereof. This provision shall be in addition to the Seller Parties’ remedies under Section 9.03 if the Closing occurs.

Section 8.04     Default by Seller Parties. If any Seller Party fails to perform any of their respective obligations under this Agreement, ConnectM shall be entitled to bring an action for specific performance, damages or a combination of specific performance and damages. No remedy conferred upon ConnectM is intended to be exclusive of any other remedy provided for in this Agreement, and each remedy provided to ConnectM in this Agreement will be cumulative and in addition to every other remedy available to ConnectM under this Agreement. No single or partial exercise of any remedy will preclude any other or further exercise thereof. This provision shall be in addition to ConnectM’s remedies under Section 9.02 if the Closing occurs.

Section 8.05     Expenses. In the event the Closing does not occur, other than as specifically set forth herein, any out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Transaction Document and all other matters related to the consummation of this Agreement incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

27

ARTICLE IX. Survival; Indemnification

Section 9.01     Survival.

(a)	Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, that the Seller Fundamental Representations and ConnectM Fundamental Representations shall survive the Closing for a period of five (5) years. Notwithstanding the preceding sentence, any indemnification claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein. Any claim, for indemnification or otherwise, based upon or arising out of the breach or alleged breach of a representation or warranty must be brought before the expiration of the applicable survival period, or it will be deemed waived.

(b)	All covenants and agreements of the Parties contained herein shall survive the Closing for a period of five (5) years or for the period specified therein. Notwithstanding the preceding sentence, any claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein.

(c)	Any claim arising out of or in connection with this Agreement must be brought, if at all, within five years after the Closing Date, or within such shorter period as may be specified with respect to a particular claim, or it will be deemed waived and released.

Section 9.02     Indemnification by the Seller Parties. Subject to the provisions of this Article IX, if the Closing occurs, the Seller Parties hereby covenant and agree with ConnectM that the Seller Parties, jointly and severally, shall indemnify ConnectM and its directors, officers, employees and Affiliates, and each of their respective Representatives, successors and assigns (individually, an “ConnectM Indemnified Party”), and hold them harmless from, against and in respect of any and all Losses incurred by any ConnectM Indemnified Party resulting from (i) any misrepresentation, breach of any representation or warranty of any Seller Party in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by any Seller Party made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith) or (ii) (ii) with respect to the agreements of the Parties as set forth in Article VI, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any related prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any such prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by ConnectM of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under Article VI, but only to the extent that such untrue statements or omissions are based upon information regarding Seller furnished to ConnectM by any party for use therein..

28

Section 9.03     Indemnification by ConnectM. Subject to the provisions of this Article IX, if the Closing occurs, ConnectM hereby covenants and agrees with the Seller Parties that ConnectM shall indemnify each Seller Party (each a “Seller Impex Indemnified Party” and collectively, the “Seller Impex Indemnified Parties”) and hold them harmless from, against and in respect of any and all Losses incurred by any Seller Impex Indemnified Party resulting from any misrepresentation, breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by ConnectM made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

Section 9.04     Indemnification Procedures. The Party making a claim under this Article IX is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party.”

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim, which notice shall describe the indemnification claim in reasonable detail; include the justification for the demand with reasonable specificity; include copies of all available material written evidence; and, if reasonably practical, indicate the estimated amount of damages. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

29

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party has assumed the defense pursuant to this Section 8.04(b), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim, which notice shall describe the indemnification claim in reasonable detail; include the justification for the demand with reasonable specificity; include copies of all available material written evidence; and, if reasonably practical, indicate the estimated amount of damages. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted liability for such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

30

Section 9.05     Payments. Upon a determination of liability under this Article IX, the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount so determined within five (5) Business Days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation that is not subject to dispute. Upon the payment in full of any amounts due under this Article VIII with respect to any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

Section 9.06     Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.3 shall be subject to the following limitations:

(a)	The Seller Parties shall not be liable to ConnectM Indemnified Parties for indemnification under Section 9.02 (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of fraud or any inaccuracy in or breach of any of the Seller Fundamental Representations (the “Basket Exclusions”) until the aggregate amount of all Losses in respect of indemnification under Section 9.02 (other than those based upon, arising out of, with respect to or by reason of the Basket Exclusions) exceeds $10,000 (the “Basket”), in which event the Seller Parties shall be required to pay or be liable for all such Losses in excess of the Basket.

(b)	The Parties acknowledge and agree that the maximum liability of the Seller Parties, on the one hand, and ConnectM, on the other hand, for indemnification pursuant to this Article IX shall be the sum of $750,000 (the “Cap”), and neither the Seller Parties, on the one hand, or ConnectM, on the other hand, shall have any liability to the other in excess of the Cap.

Section 9.07     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the consideration paid hereunder unless otherwise required by applicable Laws.

Section 9.08     Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation, ) made at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation, and made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.

31

Section 9.09     Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article IX shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Laws and except as otherwise specified in this Article IX or in Section 10.05, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable Laws.

ARTICLE X. Miscellaneous

Section 10.01   Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

if to ConnectM, to:

ConnectM Technology Solutions, Inc.

Attn: Bhaskar Panigrahi

2 Mount Royal Avenue, Suite 550

Marlborough, Massachusetts 01752

Email: Bhaskar@connectm.com

With a copy, which shall not constitute notice, to:

Anthony, Linder & Cacomanolis, PLLC

Attn: John Cacomanolis

1700 Palm Beach Lakes Blvd., Suite 820

West Palm Beach, FL 33401

Email: JCacomanolis@alclaw.com

If to any Seller Party, to:

Amperics Holdings LLC.

Attn: Bala Padmakumar

419 Webster Street

Monterey, CA 93940

Email: bpadmakumar@amperics.com

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

32

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 10.02   Governing Law. This Agreement, and all matters based upon, arising out of or relating in any way to the Transactions, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and in accordance with the substantive and procedural Laws of the State of Delaware in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

Section 10.03   Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF MASSACHUSETTES, IN EACH CASE LOCATED IN MIDDLESEX COUNTY, MASSACHUSETTES, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 10.04   Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION  10.04. EACH OF THE PARTIES ACKNOWLEDGE THAT EACH HAS BEEN REPRESENTED IN CONNECTION WITH THE SIGNING OF THE WAIVER ABOVE BY INDEPENDENT LEGAL COUNSEL SELECTED BY THE RESPECTIVE PARTY AND THAT SUCH PARTY HAS DISCUSSED THE LEGAL CONSEQUENCES AND IMPORT OF THIS WAIVER WITH LEGAL COUNSEL. EACH OF THE PARTIES FURTHER ACKNOWLEDGE THAT EACH HAS READ AND UNDERSTANDS THE MEANING OF SUCH WAIVER AND GRANTS THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE CONSEQUENCES OF THIS WAIVER WITH LEGAL COUNSEL.

33

Section 10.05   Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Laws or in equity.

Section 10.06   Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damages.

Section 10.07   Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 10.08   Public Announcements and Filings. Unless required by applicable Laws or regulatory authority, or the rules and regulations of any securities market on which the securities of ConnectM are listed or available for trading, none of the Parties will issue any report, statement or press release to the general public, trade or trade press, or to any third party (other than its advisors and representatives in connection with Transactions) or file any document, relating to this Agreement and Transactions, except as may be mutually agreed by the Parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by Laws or regulatory authorities, shall be delivered to each Party prior to the release thereof.

Section 10.09   Third-Party Beneficiaries. This Agreement is strictly between the Parties and, except as specifically provided, no director, officer, stockholder, member, employee, agent, independent contractor or any other Person shall be deemed to be a third-Party beneficiary of this Agreement.

Section 10.10   Expenses. Except as specifically set forth herein, whether or not the Transactions are consummated, each of the Parties will bear their own respective expenses, including without limitation the fees and expenses of its legal, accounting and financial advisors, incurred in connection with the Exchange or any of the other Transactions.

Section 10.11   Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

34

Section 10.12   Construction. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 10.13   Amendment or Waiver.

(a)	This may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by both of the Parties, provided that any of the conditions in Article III may be waived by the Party for whose benefit such condition exists.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by another Party shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Section 10.14   Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Party shall use its commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that Transactions shall be consummated as soon as practicable. Each Party also agrees that it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 10.15   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, including by merger, consolidation, operation of law, or otherwise, without the prior written consent of the other Parties and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. Other than as specifically set forth herein, including in Article IX, nothing in this Agreement shall confer on any Person other than the Parties, and their respective successors and assigns, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement.

35

Section 10.16   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Pages Follow]

36

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ConnectM Technology Solutions, Inc.

By:	/s/ Bhaskar Panigrahi
Name:	Bhaskar Panigrahi
Title:	Chief Executive Officer

Amperics Inc.

By:	/s/ Bala Padmakumar
Name:	Bala Padmakumar
Title:	Board of Directors

Amperics Holdings LLC

By:	/s/ Bala Padmakumar
Name:	Bala Padmakumar
Title:	Managing Partner

37

Exhibit A

Assets

Assumed Contracts :

•	QSolar – Under negotiation.

•	Assigned Intellectual Property/Proprietary information

o	- Proprietary technology related to

■	Pseudocapacitors

■	Conductive Ink Formulations

■	Production techniques

■	Product specifications

•	Single Supercapacitor Cells

•	Supercapacitor Modules

•	Hybrid modules

■	Marketing collateral

o	Patents

Exhibit A – Page 1

AMPERICS PORTFOLIO
REF. #	TYPE	STATUS	SERIAL #	TITLE	FILING DATE	SOURCE	NOTES	CRITICAL DATE	AGENTS	License	Tech ID	Atty Dkt
AMP01	PCT	Filed	PCT/US2009/053527	HIERARCHICAL NANOWIRE COMPOSITES FOR ELECTROCHEMICAL ENERGY STORAGE	8/12/2009	UCLA (Lu)	Conductive / Oxide Nanowire Interpenetrating Network		O'Banion (O'banion)	UCLA	2009-058-2	UC09-058-2FP
	P	Expired	61/089,221	Carbon nanotubes supported Vanadium oxide nanowire composites for electrochemical supercapacitor	8/15/2008	UCLA (Lu)		8/15/2009	Venable (Daley)	UCLA	2009-058-2	58086-262775
AMP02	P	Filed	61/232,899	SUPERCAPACITORS WITH MULTIPLE NANOWIRE NETWORK ELECTRODES AND METHODS OF FABRICATING THE SAME	8/11/2009	Amperics	Asymmetric supercapacitor embodiments	8/11/2010	O'Banion (O'banion)			UC10-077-1
AMP03	PCT	Filed	PCT/US2009/055910	CHARGE STORAGE DEVICE ARCHITECTURE FOR INCREASING ENERGY AND POWER DENSITY	9/3/2009	UCLA (Gruner)	Hybrid electrodes w/EDLC and redox materials on contact w/electrolyte & CC		O'Banion (O'banion)	UCLA		UC09-086-2FP
	P	Expired	61/094,353	Charge Storage Device Architecture for Increased Energy and Power Density	9/4/2008	UCLA (Gruner)		9/4/2009		UCLA	2009-086-1
AMP04	NP	Filed	12/576,937	CHARGE STORAGE DEVICES CONTAINING CARBON NANOTUBE FILMS AS ELECTRODES AND CHARGE COLLECTORS	10/9/2009	UCLA (Gruner)			O'Banion (O'banion)	UCLA		UC07-520-2US
	PCT	Expired	PCT/US2008/004593	CHARGE STORAGE DEVICES CONTAINING CARBON NANOTUBE FILMS AS ELECTRODES AND CHARGE COLLECTORS	4/10/2008	UCLA (Gruner)			Venable (Daley)	UCLA	2007-520-1	UC07-520
	P1	Expired	60/907,587		4/10/2007	UCLA (Gruner)
	P2	Expired	60/929,809		7/13/2007	UCLA (Gruner)
AMP05	P	Filed	61/143,653	Charge Storage Device Architecture for Increased Energy and Power Density	1/9/2009	UCLA (Dunn)	Nanoparticle electrodes with tailored pore size	1/11/2010	O'Banion (O'banion)	UCLA		UC09-392-1
AMP06	P	Expired	61/260,217	HIERARCHICAL CARBON MONOLITH SUPERCAPACITOR	11/11/2009	Madrid (del Monte)	HCMs with tailored bimodal pore size	11/11/2010	Catalyst IP Group
AMP07	NP	Filed	13/079,773	TERNARY OXIDE SUPERCAPACITOR ELECTRODES	4/4/2011	Amperics	Ternary oxide electrodes		Catalyst IP Group
	P	Expired	61/320703	TERNARY OXIDE SUPERCAPACITOR ELECTRODES	4/3/2010	Amperics	Ternary oxide electrodes	4/3/2011	Catalyst IP Group
AMP08	NP	Filed	13/089,299	CHARGE STORAGE DEVICE ARCHITECTURE FOR INCREASING ENERGY AND POWER DENSITY	4/18/2011	Amperics	Three-component electrode (CNT, oxide, activated carbon composite structure)		Catalyst IP Group
	P	Expired	61/325326	CHARGE STORAGE DEVICE ARCHITECTURE FOR INCREASING ENERGY AND POWER DENSITY	4/18/2010	Amperics	Three-component electrode (CNT, oxide, activated carbon composite structure)	4/18/2011	Catalyst IP Group

Exhibit A – Page 2

Exhibit B

Bill of Sale and Assignment and Assumption Agreement

(Attached)